Exhibit 4.3


            Independent Certified Public Accountants' Consent

     We have issued our report dated November 17, 1997 on the statements of condition and related bond portfolios of Insured Municipals Income Trust and Investors' Quality Tax-Exempt Trust, Multi-Series 296 (California IM-IT, Connecticut IM-IT, New York IM-IT and Kentucky Quality Trusts) as of November 17, 1997 contained in the Registration Statement on Form S-6 and in the Prospectus. We consent to the use of our report in the Registration Statement and in the Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Certified Public Accountants" in Prospectus Part I.




                                    Grant Thornton LLP

Chicago, Illinois
November 17, 1997